EXHIBIT 12.1



                    Statement Regarding Computation of Ratio

                          of Earnings to Fixed Charges


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      Statement Regarding Computation of Ratio of Earnings to Fixed Charges



                                          Three Months Ended
                                               March 31,                                       Year Ended December 31,
                                     ------------------------------  ---------------------------------------------------------------
                                         1998            1997             1997           1996          1995        1994        1993
                                     ------------------------------  ---------------------------------------------------------------

                                                                           (Dollars in thousands)

Fixed Charges:

  Interest expense - deposits           $  5,751       $  5,267        $  22,143      $  20,549     $  19,361   $  14,626   $ 14,280

  Other interest expense                   2,845          1,689            8,869          4,465         3,398       2,384      1,774
                                     ------------------------------  ---------------------------------------------------------------

  Interest Expense                         8,596          6,956           31,012         25,014        22,759      17,010     16,054

  Capitalized Interest                         -              -                -            108           300           -          -

  Fixed charges - including deposits       8,596          6,956           31,012         25,122        23,059      17,010     16,054
                                     ==============================  ===============================================================

  Fixed charges - excluding deposits       2,845          1,689            8,869          4,573         3,698       2,384      1,774
                                     ==============================  ===============================================================

Earnings:

  Pretax income                            3,440          2,622           13,021          9,112        10,886      10,044     10,173

  Fixed changes                            8,596          6,956           31,012         25,122        23,059      17,010     16,054

   Less: Capitalized interest                  -              -                -          (108)         (300)           -          -
                                     ------------------------------  ---------------------------------------------------------------

  Earnings                                12,036          9,578           44,033         34,126        33,645      27,054     26,227
                                     ==============================  ===============================================================

Ratio of earnings to fixed charges          1.40           1.38             1.42           1.36          1.46        1.59       1.63

  - including deposits

Ratio of earnings to fixed charges          4.23           5.67             4.96           7.46          9.10       11.35      14.78

  - excluding deposits